Exhibit 21
AMR CORPORATION
SUBSIDIARIES OF THE REGISTRANT
As of December 31, 2009

Subsidiary companies of the Registrant are listed below.  With respect to the companies named, all voting securities are owned directly or indirectly by the Registrant, except where otherwise indicated.

Name of Subsidiary                           State or Sovereign Power
                                of Incorporation

Subsidiaries included in the Registrant’s consolidated financial statements

American Airlines, Inc.
AA 2002 Class C Certificate Corporation
AA 2002 Class D Certificate Corporation I
AA 2003-1 Class C Certificate Corporation
AA 2003-1 Class D Certificate Corporation
AA 2004-1 Class B Note Corporation
AA 2005-1 Class C Certificate Corporation
AA Real Estate Holding GP LLC
AA Real Estate Holding L.P.
Admirals Club, Inc.
American Airlines de Mexico, S.A.
American Airlines IP Licensing Holding, LLC
American Airlines Marketing Services LLC
American Airlines Realty (NYC) Holdings, Inc.
American Airlines Vacations LLC
American Aviation Supply LLC
Texas Aero Engine Services, L.L.C, dba TAESL*
Delaware Delaware Delaware Delaware Delaware Delaware Delaware Delaware Delaware Massachusetts Mexico Delaware Virginia New York Delaware Delaware Delaware
Americas Ground Services, Inc.
Aerodespachos Colombia, S.A. AERCOL S.A.
Caribbean Dispatch Services, Ltd.
American Airlines, Division de Servicios Aeroportuarios (R.D.), S.A. (DSA)
International Ground Services, S.A. de C.V.
Delaware Colombia St. Lucia Dominican Republic Mexico
AMR Eagle Holding Corporation American Eagle Airlines, Inc. Eagle Aviation Services, Inc. Executive Airlines, Inc.	Delaware Delaware Delaware Delaware
Avion Assurance Ltd.	Bermuda
PMA Investment Subsidiary, Inc. SC Investment, Inc.	Delaware Delaware

 *Entity with 50% ownership.